Exhibit 99.1

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

News Release

Contacts:
Colleen T. White, Corporate Communications – 201-847-5369
Patricia A. Spinella, Investor Relations – 201-847-5453

BD BOARD DECLARES DIVIDEND

Franklin Lakes, NJ (July 22, 2008) – The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has declared a quarterly dividend of 28.5 cents per common share. The dividend will be payable on September 30, 2008 to holders of record on September 9, 2008. The indicated annual dividend rate is $1.14 per share.

About BD

BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people’s health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 28,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.

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